Exhibit 4.5

PROFOUND MEDICAL CORP.

INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

June 30, 2019

PRESENTED IN CANADIAN DOLLARS

Profound Medical Corp.

Interim Condensed Consolidated Balance Sheet

(Unaudited)

	June 30, 2019 $	December 31, 2018 $

Assets

Current assets
Cash	20,493,470	30,687,183
Trade and other receivables (note 3)	2,934,283	2,686,112
Investment tax credits receivable	480,000	480,000
Inventory (note 4)	3,611,346	3,631,623
Prepaid expenses and deposits	161,685	434,871
Total current assets	27,680,784	37,919,789

Property and equipment (note 5)	914,848	1,207,357
Intangible assets (note 6)	3,449,342	4,013,561
Right-of-use assets (notes 2 and 7)	2,408,572	-
Goodwill	3,409,165	3,409,165

Total assets	37,862,711	46,549,872

Liabilities

Current liabilities
Accounts payable and accrued liabilities	2,339,451	3,912,350
Deferred revenue	420,741	312,558
Long-term debt (note 9)	3,475,358	1,339,583
Provisions (note 8)	87,741	1,352,017
Other liabilities (notes 9 and 10)	614,285	567,296
Derivative financial instrument (note 9)	152,423	98,203
Lease liabilities (notes 2 and 11)	211,599	-
Income taxes payable	164,079	297,353
Total current liabilities	7,465,677	7,879,360

Long-term debt (note 9)	8,562,737	10,615,662
Deferred revenue	658,026	379,044
Provisions (note 8)	45,162	49,319
Other liabilities (notes 9 and 10)	432,545	1,000,153
Lease liabilities (notes 2 and 11)	2,279,037	-

Total liabilities	19,443,184	19,923,538

Shareholders’ Equity

Share capital (note 12)	120,942,484	120,932,404
Contributed surplus	17,208,040	16,756,294
Accumulated other comprehensive loss	(86,935)	(28,703)
Deficit	(119,644,062)	(111,033,661)

Total Shareholders’ Equity	18,419,527	26,626,334

Total Liabilities and Shareholders’ Equity	37,862,711	46,549,872

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Profound Medical Corp.

Interim Condensed Consolidated Statement of Loss and Comprehensive Loss

(Unaudited)

	Three months ended June 30, 2019 $	Three months ended June 30, 2018 $	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Revenue
Products	465,840	170,931	1,813,621	543,425
Services	108,269	42,412	236,276	46,253
	574,109	213,343	2,049,897	589,678
Cost of sales (note 14)	244,066	126,259	777,422	357,334
Gross profit	330,043	87,084	1,272,475	232,344

Operating Expenses (note 14)
Research and development – net of investment tax credits of $nil (2018 – $120,000)	3,186,355	2,347,909	5,864,101	4,864,690
General and administrative	1,586,323	2,236,529	3,100,436	3,539,733
Selling and distribution – net of revenue share obligation reversal (note 8)	1,154,869	1,113,225	625,524	2,060,127
Total operating expenses	5,927,547	5,697,663	9,590,061	10,464,550

Operating Loss	5,597,504	5,610,579	8,317,586	10,232,206

Other income and expense
Finance costs (note 15)	337,220	313,606	651,905	633,569
Finance income	(110,790)	(117,357)	(252,671)	(157,161)
	226,430	196,249	399,234	476,408
Loss before income taxes	5,823,934	5,806,828	8,716,820	10,708,614

Income taxes	20,200	24,200	54,000	60,600

Net loss for the period	5,844,134	5,831,028	8,770,820	10,769,214

Other comprehensive loss
Item that may be reclassified to profit or loss
Foreign currency translation adjustment - net of tax	(11,843)	57,943	(58,232)	14,695
Net loss and comprehensive loss for the period	5,832,291	5,888,971	8,712,588	10,783,909

Loss per share (note 16)
Basic and diluted net loss per share	0.05	0.05	0.08	0.12

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Profound Medical Corp.

Interim Condensed Consolidated Statement of Changes in Shareholders’ Equity

(Unaudited)

	Number of shares	Share capital $	Contributed surplus $	Accumulated other comprehensive income (loss) $	Deficit $	Total $

Balance – January 1, 2018	73,117,377	98,365,770	6,103,970	(57,929)	(90,270,672)	14,141,139

Net loss for the period	-	-	-	-	(10,769,214)	(10,769,214)
Cumulative translation adjustment – net of tax	-	-	-	14,695	-	14,695
Exercise of share options	426,562	295,781	(193,406)	-	-	102,375
Share-based compensation (note 13)	-	-	476,931	-	-	476,931
Issuance of units on bought deal financing (note 12)	34,500,000	22,276,555	9,767,750	-	-	32,044,305
Balance – June 30, 2018	108,043,939	120,938,106	16,155,245	(43,234)	(101,039,886)	36,010,231

Balance – January 1, 2019	108,054,939	120,932,404	16,756,294	(28,703)	(111,033,661)	26,626,334
Change in accounting policy for IFRS 16 (note 2)	-	-	-	-	160,419	160,419
Restated balance – January 1, 2019	108,054,939	120,932,404	16,756,294	(28,703)	(110,873,242)	26,786,753

Net loss for the period	-	-	-	-	(8,770,820)	(8,770,820)
Cumulative translation adjustment – net of tax	-	-	-	(58,232)	-	(58,232)
Exercise of share options	18,000	10,080	(4,681)	-	-	5,399
Share-based compensation (note 13)	-	-	456,427	-	-	456,427
Balance – June 30, 2019	108,072,939	120,942,484	17,208,040	(86,935)	(119,644,062)	18,419,527

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Profound Medical Corp.

Interim Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Operating activities
Net loss for the period	(8,770,820)	(10,769,214)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation of property and equipment (note 5)	257,299	284,167
Amortization of intangible assets (note 6)	564,219	564,219
Depreciation of right-of-use assets (note 7)	204,126	-
Share-based compensation (note 13)	456,427	476,931
Interest and accretion expense (note 15)	681,258	522,215
Change in deferred rent	-	20,670
Deferred revenue	387,165	28,520
Change in fair value of derivative financial instrument (note 9)	54,220	-
Change in fair value of contingent consideration (note 10)	(208,911)	(24,546)
Changes in non-cash working capital balances
Investment tax credits receivable	-	(120,000)
Trade and other receivables	(248,171)	3,227,089
Prepaid expenses and deposits	63,186	(93,660)
Inventory	20,277	(1,144,721)
Accounts payable and accrued liabilities	(1,612,144)	(2,320,795)
Provisions	(1,219,114)	151,263
Income taxes payable	(133,274)	62,089
Net cash flow used in operating activities	(9,504,257)	(9,135,773)

Financing activities
Issuance of common shares	-	34,500,000
Transaction costs paid	-	(2,455,695)
Payment of other liabilities	(16,203)	(164,389)
Payment of long-term debt and interest	(534,709)	(1,953,822)
Proceeds from share options exercised	5,399	102,375
Payment of lease liabilities	(143,943)	-
Total cash (used in) from financing activities	(689,456)	30,028,469

Net change in cash during the period	(10,193,713)	20,892,696
Cash – Beginning of period	30,687,183	11,103,223
Cash – End of period	20,493,470	31,995,919

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

1	Description of business

Profound Medical Corp. (Profound) and its subsidiaries (together, the Company) were incorporated under the Ontario Business Corporations Act on July 16, 2014. The Company is a medical technology company developing treatments to ablate the prostate gland, uterine fibroids and nerves for palliative pain relief for patients with metastatic bone disease.

The Company’s registered address is 2400 Skymark Avenue, Unit 6, Mississauga, Ontario, L4W 5K5.

2	Summary of significant accounting policies and basis of preparation

Basis of preparation

These interim condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS), applicable to the preparation of interim condensed consolidated financial statements, including International Accounting Standard (IAS) 34, Interim Financial Reporting. These interim condensed consolidated financial statements are presented in Canadian dollars and should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2018, which were prepared in accordance with IFRS.

These interim condensed consolidated financial statements were authorized for issue by the Board of Directors on August 14, 2019.

The interim condensed consolidated financial statements were prepared on a going concern basis under the historical cost convention.

The accounting policies adopted are consistent with those of the previous financial year except as noted below.

A new standard became applicable for the current reporting period and the Company had to change its accounting policies as a result. The impact of the adoption of this standard and the new accounting policy is disclosed below.

•	IFRS 16, Leases (IFRS 16)

IFRS 16 sets out the principles for the recognition, measurement and disclosure of leases. IFRS 16 provides revised guidance on identifying a lease and for separating lease and non-lease components of a contract. IFRS 16 introduces a single accounting model for all lessees, thereby removing the distinction between operating and finance leases. IFRS 16 requires a lessee to recognize an asset (right-to-use the leased item) and a financial liability to pay rentals on the interim condensed consolidated balance sheets with terms of more than 12 months, unless the underlying asset is of low value. The standard permits either a full retrospective or a modified retrospective approach for the adoption. IFRS 16 was effective for annual periods beginning on or after January 1, 2019.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

The Company has adopted IFRS 16 retrospectively from January 1, 2019, but has not restated comparative information, as permitted under the specific transitional provisions in the standard in accordance with the modified retrospective approach for adoption. The reclassifications and the adjustments arising from the new leasing standard are therefore recognized in the opening interim condensed consolidated balance sheet on January 1, 2019.

Adjustments recognized on adoption of IFRS 16

On adoption of IFRS 16, the Company recognized lease liabilities in relation to leases, which had previously been classified as operating leases under the principles of IAS 17, Leases (IAS 17). These liabilities were measured at the present value of the remaining lease payments, discounted using the incremental borrowing rate as of January 1, 2019. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 4%.

$

Operating lease commitments as at December 31, 2018	3,313,292
Asset retirement obligation	111,100
Discounted using the Company’s average incremental borrowing rate of 4.0%	(836,665)
Lease liabilities recognized as at January 1, 2019	2,587,727

The change in accounting policy affected the following items in the interim condensed consolidated balance sheet on January 1, 2019:

Increase (decrease) $

Right-of-use assets	2,616,773
Lease liabilities	2,587,727
Prepaid expenses and deposits	(210,000)
Provisions	(49,319)
Other liabilities	(292,054)
Deficit	160,419

Practical expedients applied

The Company has elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

The Company has also elected not to reassess whether a contract is, or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date, the Company has relied on its assessment made applying IAS 17 and IFRIC 4, Determining whether an Arrangement contains a Lease.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

Accounting policy

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. Lease terms range from four to ten years for offices. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

3	Trade and other receivables

The trade and other receivables balance comprises the following:

	June 30, 2019 $	December 31, 2018 $

Trade receivables	2,350,477	1,791,688
Interest receivable	33,877	55,730
Indirect tax receivables	510,851	565,832
Other receivables	39,078	272,862

Total trade and other receivables	2,934,283	2,686,112

Amounts past due represent trade receivables past due based on the customer’s contractual terms. The Company applies the simplified approach to providing for expected credit losses prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables. At June 30, 2019 and December 31, 2018, there were no trade receivables that are past due.

4	Inventory

	June 30, 2019 $	December 31, 2018 $

Finished goods	2,017,634	2,305,746
Raw materials	1,633,565	1,383,572
Inventory provision	(39,853)	(57,695)
Total inventory	3,611,346	3,631,623

During the three and six months ended June 30, 2019, $254,319 and $726,402 (three and six months ended June 30, 2018, $61,198 and $330,696, respectively) of inventory was recognized in cost of sales. The Company decreased its inventory provision by $3,606 and $17,842 during the three and six months ended June 30, 2019 (three and six months ended June 30, 2018 – decrease of $2,198 and $40,549). There were no other inventory writedowns charged to cost of sales during the period ended June 30, 2019.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

5	Property and equipment

Property and equipment consist of the following:

	Furniture and fittings $	Research and manufact- uring equipment $	Leasehold improve- ments $	Computer equipment $	Computer software $	Total $

At January 1, 2019
Cost	235,169	1,386,692	718,742	212,541	176,462	2,729,606
Accumulated depreciation	(138,604)	(815,450)	(182,235)	(209,498)	(176,462)	(1,522,249)
Net book value	96,565	571,242	536,507	3,043	-	1,207,357

Six months ended June 30, 2019
Opening net book value	96,565	571,242	536,507	3,043	-	1,207,357
Foreign exchange	-	(35,210)	-	-	-	(35,210)
Depreciation	(19,159)	(200,734)	(34,641)	(2,765)	-	(257,299)
Closing net book value	77,406	335,298	501,866	278	-	914,848

At June 30, 2019
Cost	235,169	1,388,922	718,742	212,541	176,462	2,731,836
Accumulated depreciation	(157,763)	(1,053,624)	(216,876)	(212,263)	(176,462)	(1,816,988)
Net book value	77,406	335,298	501,866	278	-	914,848

6	Intangible assets

Intangible assets consist of the following:

	Exclusive licence agreement $	Software $	Proprietary technology $	Brand $	Total $

As at January 1, 2019
Cost	50,000	257,254	4,489,295	883,140	5,679,689
Accumulated amortization	(25,000)	(118,938)	(1,271,967)	(250,223)	(1,666,128)
Net book value	25,000	138,316	3,217,328	632,917	4,013,561

Six months ended June 30, 2019
Opening net book value	25,000	138,316	3,217,328	632,917	4,013,561
Amortization	(1,250)	(25,725)	(448,929)	(88,315)	(564,219)
Closing net book value	23,750	112,591	2,768,399	544,602	3,449,342

As at June 30, 2019
Cost	50,000	257,254	4,489,295	883,140	5,679,689
Accumulated amortization	(26,250)	(144,663)	(1,720,896)	(338,538)	(2,230,347)
Net book value	23,750	112,591	2,768,399	544,602	3,449,342

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

7	Right-of-use assets

Leased premises $

As at January 1, 2019
Cost	2,616,773
Accumulated depreciation	-
Net book value	2,616,773

Six months ended June 30, 2019
Opening net book value	2,616,773
Foreign exchange	(4,075)
Depreciation	(204,126)
Closing net book value	(2,408,572)

As at June 30, 2019
Cost	2,616,773
Accumulated depreciation	(208,201)
Net book value	2,408,572

The Company leases office premises in Mississauga, Canada and Vantaa, Finland. These lease agreements are typically entered into for four to ten-year periods.

8	Provisions

	Asset retirement obligation $	Revenue share obligation $	Warranty provision $	Total $

As at January 1, 2019	49,319	1,241,657	110,360	1,401,336
Change in accounting policy for IFRS 16 (note 2)	(49,319)	-	-	(49,319)
Restated balance as at January 1, 2019	-	1,241,657	110,360	1,352,017
Additions	-	-	65,922	65,922
Expiry	-	(1,241,657)	(40,998)	(1,282,655)
Foreign exchange	-	-	(2,381)	(2,381)
As at June 30, 2019	-	-	132,903	132,903
Less: Current portion	-	-	87,741	87,741
Long-term portion	-	-	45,162	45,162

Asset retirement obligation

The asset retirement obligation was related to the Company’s leasehold improvements. This amount was transferred as part of the adoption of IFRS 16 (note 2).

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

Revenue share obligation

During January 2019, the Company replaced the original co-marketing and co-selling agreement with Siemens with a new agreement. Under the new agreement, all prior financial commitments and obligations owed to Siemens are released and replaced with a non-exclusive licence resulting in a one-time fixed licence fee of US$100,000 and a per annum payment per device interfaced to a Siemens MRI scanner. In exchange for the one-time fixed licence fee and per annum payments, the Company obtained a non-exclusive licence and reasonable support for the term of the agreement.

Warranty provision

The warranty provision is related to the Company’s estimate of future warranty obligations on product sales, which generally have a term of 12 to 24 months.

9	Long-term debt

A summary of the long-term debt is as follows:

	June 30, 2019 $	December 31, 2018 $

CIBC loan	12,038,095	11,955,245
Less: Current portion	3,475,358	1,339,583
Long-term portion	8,562,737	10,615,662

On July 30, 2018, the Company signed a term loan agreement with CIBC Innovation Banking (CIBC) to provide a secured loan for total initial gross proceeds of $12,500,000 maturing on July 29, 2022 with an interest rate based on prime plus 2.5%. The Company is required to make interest only payments until October 31, 2019 and monthly repayments on the principal of $378,788 plus accrued interest commencing on October 31, 2019. All obligations of the Company under the term loan agreement are guaranteed by current and future subsidiaries of the Company and include security of first priority interests in the assets of the Company and its subsidiaries. The Company has the ability to draw an additional $6,250,000 subject to the achievement of certain financing and product development milestones. The Company has a financial covenant in relation to the CIBC loan where unrestricted cash is required to be greater than operating cash expenditures for a trailing three-month period, reported on a monthly basis. The Company is in compliance with this financial covenant as at June 30, 2019.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

	June 30, 2019 $	December 31, 2018 $

Balance – Beginning of period	11,955,245	-
Proceeds received	-	12,500,000
Transaction costs	-	(930,520)
Interest and accretion expense	617,559	517,409
Repayment	(534,709)	(131,644)
Balance – End of period	12,038,095	11,955,245
Less: Current portion	3,475,358	1,339,583
Long-term portion	8,562,737	10,615,662

In connection with this term loan agreement on July 31, 2018, the Company also issued 321,714 common share purchase warrants to CIBC, with each warrant entitling the holder to acquire one common share at a price of $0.97 per common share until the date that is 60 months from the closing of the term loan agreement, with a cashless exercise feature. The cashless exercise feature causes the conversion ratio to be variable and the warrants are therefore classified as a financial liability. Gains and losses on the warrants are recorded within finance costs on the interim condensed consolidated statements of loss and comprehensive loss. A pricing model with observable market based inputs was used to estimate the fair value of the warrants issued. The estimated fair value of the warrants as at June 30, 2019 and December 31, 2018 was $152,423 and $98,203, respectively. The variables used to determine the fair values are as follows:

	June 30, 2019	December 31, 2018

Share price	$0.79	$0.55
Volatility	88%	86%
Expected life of warrants	4.1 years	4.6 years
Risk free interest rate	1.41%	1.88%
Dividend yield	-	-

The Federal Economic Development Agency (FedDev) loan with total proceeds of $867,000 was unsecured and non-interest bearing. The final repayment of $563,550 was made on July 25, 2018.

During the three and six months ended June 30, 2019 and 2018, the Company recognized $nil of interest and accretion expense on this loan (three and six months ended June 30, 2018 - $77,783 and $90,775, respectively).

The Health Technology Exchange (HTX) loans with total proceeds of $1,500,000 were unsecured and bore interest at 4.50% per annum. The final repayment of $1,094,698, including accrued interest, was made on March 31, 2018.

During the three and six months ended June 30, 2019 and 2018, the Company recognized $nil of interest and accretion expense on these loans (three and six months ended June 30, 2018 - $nil and $18,078, respectively).

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

On April 30, 2015, Profound Medical Inc. signed an agreement with Knight Therapeutics Inc. (Knight) to provide a secured loan of $4,000,000 (the Knight Loan) for an initial period of four years with an interest rate of 15% per annum, with payments of interest and principal deferred until June 30, 2017. As part of the agreement, Knight was also granted a royalty of 0.5% on net sales resulting from global sales of the Company’s products until May 20, 2019 (the royalty). In addition, the Company also entered into a distribution, licence and supply agreement with Knight pursuant to which Knight will act as the exclusive distributor of the Company’s product in Canada for an initial ten-year term, renewable for successive ten-year terms by either party. In connection with these arrangements, the Company issued to Knight 4% of the common shares of the Company (1,717,450 common shares). On July 25, 2018, the full amount of the Knight Loan, including prepayment fees, was repaid for a total payment of $3,188,023.

The royalty was initially recorded at fair value and was subsequently carried at amortized cost using the effective interest rate method. The initial fair value of the royalty was determined using future revenue forecasts for the term of the loan and a discount rate of 18%. During the three and six months ended June 30, 2019, the Company revised the fair value of the royalty, using future revenue forecasts for the term of the loan and a discount rate of 18%, and recognized an interest accretion recovery of $6,361 and $3,450, respectively (three and six months ended June 30, 2018 - accretion recovery of $7,931 and $3,383, respectively). This liability is included within other liabilities on the interim condensed consolidated balance sheets.

10	Other liabilities

	Knight royalty payable $	Contingent consideration $	Deferred rent $	Total $

As at January 1, 2019	19,653	1,255,741	292,055	1,567,449
Change in accounting policy for IFRS 16 (note 2)	-	-	(292,055)	(292,055)
Restated balance as at January 1, 2019	19,653	1,255,741	-	1,275,394
Amounts paid	(16,203)	-	-	(16,203)
Change in fair value	-	(208,911)	-	(208,911)
Accretion recovery (note 15)	(3,450)	-	-	(3,450)
As at June 30, 2019	-	1,046,830	-	1,046,830
Less: Current portion	-	614,285	-	614,285
Long-term portion	-	432,545	-	432,545

Knight royalty payable

As part of the Knight Loan, Knight was granted a royalty of 0.5% on net sales resulting from global sales of the Company’s products until May 20, 2019.

Contingent consideration

On July 31, 2017, the Company entered into an Asset and Share Purchase Agreement (the agreement) to acquire all of the issued and outstanding shares and certain assets of Royal Philips’ (Philips) Sonalleve MR-HIFU business (Sonalleve). The agreement includes certain contingent consideration payments payable monthly in euro tied to future revenue levels of the Sonalleve business summarized as follows:

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

•	5% of revenue between the date of acquisition and December 31, 2017;

•	6% of revenue during the year ending December 31, 2018;

•	7% of revenue during the years ending December 31, 2019 and 2020; and

•	if total revenues are in excess of a defined amount from the date of acquisition to December 31, 2020, then the Company will be required to pay 7% of revenue from the date of acquisition to December 31, 2019.

The contingent consideration is classified as a Level 3 financial liability within the fair value hierarchy given its fair value is estimated using the discounted value of estimated future payments. The key assumptions in valuing the contingent consideration include: estimated projected net sales; the likelihood of certain levels being reached; and a discount rate of 15%.

Deferred rent

The deferred rent obligation was related to the Company’s straight-line rent accrual for its current premises. This amount was transferred as part of the adoption of IFRS 16 (note 2).

11	Lease liabilities

June 30, 2019 $

As at January 1, 2019	2,587,727
Repayments	(143,943)
Foreign exchange	(20,297)
Interest and accretion expense	67,149
Balance – End of period	2,490,636
Less: Current portion	211,599
Long-term portion	2,279,037

12	Share capital

Common shares

The Company is authorized to issue an unlimited number of common shares.

Issued and outstanding (with no par value)

	June 30, 2019 $	December 31, 2018 $

108,072,939 (December 31, 2018 – 108,054,939) common shares	120,942,484	120,932,404

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

Warrants

As a result of the March 20, 2018 bought deal financing, 17,250,000 warrants were issued.

A summary of warrants outstanding is shown below:

	Number of warrants	Weighted average exercise price $	Weighted average remaining contractual life (years)

Balance – January 1, 2019 and June 30, 2019	22,571,714	1.39	3.17

13	Share-based payments

Share options

Compensation expense related to share options for the three and six months ended June 30, 2019 was $383,789 and $456,427, respectively (three and six months ended June 30, 2018 - $235,873 and $476,931, respectively).

A summary of the share option changes during the period presented and the total number of share options outstanding as at those dates are set forth below:

	Number of options	Weighted average exercise price $

Balance – January 1, 2019	6,244,779	1.13
Granted	4,982,400	0.92
Exercised	(18,000)	0.30
Forfeited/expired	(835,250)	1.06
Balance – June 30, 2019	10,373,929	1.04

The company estimated the fair value of the share options granted during the period using the Black-Scholes option pricing model with the weighted average assumptions below. Due to the absence of company-specific volatility rates for the expected life of the share options, the company chose comparable companies in the medical device industry.

	May 15, 2019	May 16, 2019

Share price on date of issuance	$0.91	$0.94
Expected volatility	82%	82%
Expected life of share options	6 years	6 years
Risk-free interest rate	1.59%	1.59%
Dividend yield	-	-
Number of share options issued	133,000	4,849,400

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

The following table summarizes information about the share options outstanding as at June 30, 2019:

Exercise price $	Number of options outstanding	Weighted average remaining contractual life (years)	Number of options exercisable

0.24	212,750	3.19	212,750
0.60	33,000	9.40	-
0.85	315,000	8.38	124,663
0.91	133,000	9.88	-
0.92	4,849,400	9.88	-
0.93	500,000	9.16	-
0.97	66,000	7.82	55,000
0.99	28,000	8.75	8,747
1.02	115,500	8.97	71,500
1.10	1,971,724	7.47	1,243,874
1.19	518,000	8.90	140,291
1.35	132,500	7.15	107,961
1.46	934,055	7.15	661,622
1.50	565,000	6.17	528,621
	10,373,929	8.64	3,155,029

14	Nature of expenses

	Three months ended June 30, 2019 $	Three months ended June 30, 2018 $	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Production and manufacturing costs	68,171	45,537	464,477	237,590
Salaries and benefits	2,473,969	2,657,601	5,012,176	5,095,979
Consulting fees	1,378,418	1,286,739	2,297,765	2,552,083
Research and development expense	613,821	266,463	1,096,785	320,255
Sales and marketing expenses	368,339	427,721	(696,955)	685,885
Amortization and depreciation	516,350	424,548	1,026,028	848,386
Share-based compensation	383,789	235,873	456,427	476,931
Rent	125,974	193,075	216,133	348,741
Other expenses	242,782	286,365	494,647	256,035
	6,171,613	5,823,922	10,367,483	10,821,885

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

15	Finance costs

	Three months ended June 30, 2019 $	Three months ended June 30, 2018 $	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Knight loan (note 9)	-	264,766	-	416,745
Change in fair value of contingent consideration	(185,197)	(73,193)	(208,911)	(24,546)
CIBC loan (note 9)	312,050	-	617,559	-
HTX and FedDev loans (note 9)	-	77,783	-	108,853
Change in fair value of derivative financial instrument (note 9)	(3,251)	-	54,220	-
Lease liability interest expense (note 11)	33,556	-	67,149	-
Royalty interest accretion recovery (note 9 and 10)	(6,361)	(7,931)	(3,450)	(3,383)
Provisions (note 8)	-	1,261	-	2,488
Foreign exchange (gain) loss	186,423	50,920	125,338	133,412
	337,220	313,606	651,905	633,569

16	Loss per share

The following table shows the calculation of basic and diluted loss per share:

	Three months ended June 30, 2019 $	Three months ended June 30, 2018 $	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Net loss for the period	5,844,134	5,831,028	8,770,820	10,769,214
Weighted average number of common shares	108,061,539	107,727,319	108,058,221	92,614,640
Basic and diluted loss per share	0.05	0.05	0.08	0.12

For the periods noted above, the computation of diluted loss per share is equal to the basic loss per share due to the anti-dilutive effect of the share options and warrants.

Of the 10,373,929 (June 30, 2018 – 5,535,029) share options and 22,571,714 (June 30, 2018 – 22,250,000) warrants not included in the calculation of diluted loss per share for the period ended June 30, 2019, 25,726,743 (June 30, 2018 – 24,347,875) were exercisable.

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

17	Related party transactions

Key management includes the Company’s directors and senior management team. The remuneration of directors and the senior management team was as follows:

	Three months ended June 30, 2019 $	Three months ended June 30, 2018 $	Six months ended June 30, 2019 $	Six months ended June 30, 2018 $

Salaries and employee benefits	347,258	705,127	696,848	908,853
Termination benefits	-	-	-	114,750
Directors’ fees	37,500	20,084	75,000	40,031
Share-based compensation	315,536	228,792	372,170	401,596
	700,294	954,003	1,144,018	1,456,230

Executive employment agreements allow for additional payments in the event of a liquidity event, or if the executive is terminated without cause.

18	Segment reporting

The Company’s operations are categorized into one industry segment, which is medical technology focused on magnetic resonance guided ablation procedures for the treatment of prostate disease, uterine fibroids and palliative pain treatment for patients with metastatic bone disease. The Company is managed geographically in Canada, Germany and Finland.

For the three-month period ended June 30, 2019:

	Canada $	Germany $	Finland $	Total $

Revenue
Product	351,822	114,018	-	465,840
Services	19,590	88,679	-	108,269
	371,412	202,697	-	574,109
Cost of sales	59,698	184,368	-	244,066
Gross profit	311,714	18,329	-	330,043

Operating expenses
Research and development	2,548,997	-	637,358	3,186,355
General and administrative	1,507,414	-	78,909	1,586,323
Selling and distribution	659,343	412,861	82,665	1,154,869
Total operating expense	4,715,754	412,861	798,932	5,927,547

Operating loss	4,404,040	394,532	798,932	5,597,504
Net finance costs				226,430
Loss for the period before income taxes				5,823,934

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

For the six-month period ended June 30, 2019:

	Canada $	Germany $	Finland $	Total $

Revenue
Product	1,289,131	524,490	-	1,813,621
Services	31,768	204,508	-	236,276
	1,320,899	728,998	-	2,049,897
Cost of sales	215,140	562,282	-	777,422
Gross profit	1,105,759	166,716	-	1,272,475

Operating expenses
Research and development	4,444,216	-	1,419,885	5,864,101
General and administrative	2,908,411	-	192,025	3,100,436
Selling and distribution	(332,591)	789,449	168,666	625,524
Total operating expense	7,020,035	789,449	1,780,577	9,590,061

Operating loss	5,914,276	622,733	1,780,577	8,317,586
Net finance costs				399,234
Loss for the period before income taxes				8,716,820

For the three-month period ended June 30, 2018:

	Canada $	Germany $	Finland $	Total $

Revenue
Product	-	170,931	-	170,931
Services	12,119	30,293	-	42,412
	12,119	201,224	-	213,343
Cost of sales	-	126,259	-	126,259
Gross profit	12,119	74,965	-	87,084

Operating expenses
Research and development	2,009,586	-	338,323	2,347,909
General and administrative	2,236,529	-	-	2,236,529
Selling and distribution	599,998	333,040	180,187	1,113,225
Total operating expense	4,846,113	333,040	518,510	5,697,663

Operating loss	4,833,994	258,075	518,510	5,610,579
Net finance costs				196,249
Loss for the period before income taxes				5,806,828

Profound Medical Corp.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

For the six-month period ended June 30, 2018:

	Canada $	Germany $	Finland $	Total $

Revenue
Product	-	543,425	-	543,425
Services	12,119	34,134	-	46,253
	12,119	577,559	-	589,678
Cost of sales	-	357,334	-	357,334
Gross profit	12,119	220,225	-	232,344

Operating expenses
Research and development	3,835,311	-	1,029,379	4,864,690
General and administrative	3,359,195	-	180,538	3,539,733
Selling and distribution	1,003,598	726,324	330,205	2,060,127
Total operating expense	8,198,104	726,324	1,540,122	10,464,550

Operating loss	8,185,985	506,099	1,540,122	10,232,206
Net finance costs				476,408
Loss for the period before income taxes				10,708,614

Other financial information by segment as at June 30, 2019:

	Canada $	Germany $	Finland $	Total $

Total assets	34,015,086	896,755	2,950,871	37,862,711
Goodwill and intangible assets	6,858,507	-	-	6,858,507
Property and equipment	662,624	-	252,224	914,848
Right-of-use assets	2,127,101	-	281,471	2,408,572
Amortization of intangible assets	564,219	-	-	564,219
Depreciation of property and equipment	134,672	267	122,360	257,299
Depreciation of right-of-use asset	146,697	-	57,429	204,126

Other financial information by segment as at December 31, 2018:

	Canada $	Germany $	Finland $	Total $

Total assets	42,437,691	1,093,184	3,018,997	46,549,872
Goodwill and intangible assets	7,422,726	-	-	7,422,726
Property and equipment	797,296	266	409,795	1,207,357
Amortization of intangible assets	1,128,437	-	-	1,128,437
Depreciation of property and equipment	296,093	3,100	246,808	546,001